99.1

LightPath Technologies Opens China Production Facility and announces Dr. Zhouling Wu as V.P.G.M.

ORLANDO, Fla., November 2, 2005 -- LightPath Technologies, Inc. (Nasdaq: LPTH - News), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM(R) glass products, high performance fiber-optic beam delivery systems and optical isolators, is pleased to announce a wholly owned manufacturing subsidiary, LightPath Optical Instrumentation (Shanghai) Co., Ltd, headed by Dr. Zhouling Wu as Vice President General Manager. This 17,000 sq.ft. facility located in Jiading, China is the result of close cooperation with the management of the Jiading Industrial Zone, located on the western edge of Shanghai. Dr. Wu holds a PhD in optics from the Shanghai Institute of Optics and Fine Mechanics, undergraduate from Tsinghua University in Beijing and executive MBA Olin School of Business, Washington University.

This plant is expected to increase overall production capacity and enable LightPath to compete for larger production volumes of optical components and assemblies, and strengthen partnerships within the Asia/Pacific region. It also provides a launching point to drive LightPath's sales expansion in Asia/Pacific. Besides larger volume manufacturing in this location, it will house Asia/Pacific sales, marketing and engineering. The facility is projected to employ 30 workers by January 2006. The China operation will enable the Orlando headquarters to concentrate on lower volume, quick turn domestic manufacturing and advanced new optical product development.

"Our new operation in China and the addition of Dr. Wu to our management team will increase our capability to provide our customers with quality products at competitive prices at the same time we establish our presence directly in the region serving the local market as it grows", said Ken Brizel, CEO and President of LightPath.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM(R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, optical assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contacts: Rob Burrows, CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: http://www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.